LIONBRIDGE ANNOUNCES THIRD QUARTER 2009 RESULTS WITH
REVENUE OF $97.8 MILLION AND NON-GAAP EPS OF $0.04

Grows Operating Income Excluding Restructuring by $1.3 Million Year-on-Year; Indicates Positive
Momentum and Earnings Expansion for 2010 with Strengthening New Business Pipeline and Ongoing Cost
Reductions

WALTHAM, Mass. – November 05, 2009 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the third quarter ended September 30, 2009. Financial and business highlights for the third quarter include:

•	Revenue of $97.8 million, reflecting the top end of previously provided guidance of $93-98 million.

•	Income from operations of $2.2 million excluding restructuring expenses outlined below, an improvement of $1.3 million compared to the third quarter of 2008, despite the $16 million year-on-year revenue decline. This reflects the benefits of the Company’s ongoing cost management initiatives which reduced SG&A expenses by $5.0 million as compared to the third quarter of 2008.

•	Restructuring expense of $1.3 million, reflecting the Company’s continued implementation of its previously-announced cost reduction program.

•	GAAP net loss of $1.0 million or ($0.02) per share based on 56.1 million weighted average common shares outstanding. GAAP net loss is in line with current analyst consensus.

•	Excluding restructuring expenses, the Company’s generated net income of $325,000 or $0.01 per share.

•	Non-GAAP adjusted earnings of $2.4 million, or $0.04 per share. The Company defines non-GAAP earnings as net income excluding merger, restructuring and related costs, stock-based compensation and amortization of acquisition-related intangible assets. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Cash flow from operations of $806,000.

•	Ending cash balance of $24.2 million or $0.43 per share.

•	Lionbridge repaid $5.0 million of its long term debt during the quarter. The Company has reduced its debt by $28 million from the third quarter of 2008. As a result, the Company’s net debt is now $7.5 million, the lowest since 2005.

•	The Company also secured several new, large client agreements including a world-leading biotech company, a global manufacturer of wireless devices and a provider of human capital management solutions.

In October, Lionbridge announced its Translation Workspace™, the translation industry’s first Software-as-a-Service (SaaS)-based language technology platform. By making the Company’s proven translation technology platform available to individual translators and agencies in a subscription-based licensing model, Lionbridge is expanding its market opportunities while bringing innovative technology solutions to market.

“The third quarter reinforced several positive trends. Our pipeline of new business in our core language segment is the strongest it has been in over seven quarters. Our existing customers are beginning to recover as they experience growth in global markets. And we are benefitting from our initial cost reduction efforts. Despite some currency headwinds during the quarter, the business seems to be strengthening on all fronts,” said Rory Cowan, CEO, Lionbridge. “We expect a positive finish to a challenging year. Our pipeline is improving. We are expanding our market opportunities with a new technology platform. And we are continuing to reduce costs to enhance profitability. This indicates positive momentum for 2010.”

The Company provided its outlook for the fourth quarter of 2009 with estimated revenue of $98 -$102 million.

For FY 2010 Lionbridge provided a preliminary outlook with estimated revenue growth of 5-10% and solid expansion of income as the Company realizes the benefits of a strengthening demand environment and its ongoing cost reductions.

The Company will host a conference call today at 9:00 am ET regarding the content of this release as well as the Company’s overall outlook going forward and other matters. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/nov5/ . A replay will be available at this location for one week.

Non-GAAP Financial Measures
In this release, the Company’s non-GAAP Adjusted Earnings disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. Adjusted Earnings represents GAAP net income excluding amortization of acquisition-related intangible assets, merger, restructuring and related costs and stock based compensation expenses. Adjusted Earnings are presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as the Company’s ability to meet future debt service and working capital requirements. Management believes the adjusted earnings information is useful to investors for these reasons. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of Adjusted Earnings to net income at the end of this release.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance.  Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments.  Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance and expected revenue and earnings growth of Lionbridge in the fourth quarter and FY 2010, anticipated customer demand, conversion of pipeline to revenue as well as expected cost savings and improvements to profitability, financial performance, anticipated benefits of the Company’s planned restructuring and the timing of such activities. Lionbridge’s actual experiences, actions, cost savings, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the effect of the global economic conditions on the demand for Lionbridge’s services by customers and prospective customers; a reduction in demand for outsourced business processes generally and within the industries served by Lionbridge in particular; the effect of global economic conditions on the timing or scope of services procured by Lionbridge customers; given that a substantial portion of Lionbridge’s revenue is generated from a limited number of customers, the loss of or reduction in demand from one or more major client or customer would materially reduce revenue and cash flow and adversely effect Lionbridge’s business; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to realize the expected benefits of its technology initiatives and the timing of the realization of such benefits; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; continued uncertainty, volatility or deterioration in global economic conditions that could negatively affect demand for the Company’s services; continued tightening of the credit markets which could negatively affect Lionbridge’s business, demand for its services and ability to get paid promptly for such services, including inability of customers to obtain credit to finance purchases of the Company’s services and/or customer insolvencies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations, restrictions on downsizing operations in Europe and other jurisdictions (i.e. regulatory or works council restrictions) and expenses and delays associated with any such activities; longer collection cycles and deeper impact of the global economic downturn in particular jurisdictions; risks associated with competition; costs associated with restructuring of certain operations in Europe and other locations, the timing of actions and any anticipated benefits and the ability to realize such benefits;  the duration and outcome of negotiations with works councils with respect to the timing of restructuring and the details of  proposed actions; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes to or elimination of the international tax holiday for companies doing business in India; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the timing and speed of customer and user acceptance of Lionbridge’s language technology; the impact of competing language technology on the Company’s existing customer relationships and ability to secure new customers; the failure of Lionbridge to keep pace with technological changes or changing customer needs; Lionbridge’s ability to further develop and deploy Logoport; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue ........................................	$97,822	$114,290	$284,253	$356,813
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) ........................................	67,384	78,640	194,260	245,436
Sales and marketing ........................................	6,921	8,059	21,636	25,779
General and administrative ........................................	17,909	21,737	55,154	67,719
Research and development ........................................	919	1,634	3,200	4,083
Depreciation and amortization ........................................	1,155	1,242	3,450	3,653
Amortization of acquisition-related intangible assets .....................	1,380	2,104	4,140	6,330
Merger, restructuring and other charges ........................................	1,340	—	3,978	427

Total operating expenses ........................................	97,008	113,416	285,818	353,427

Income (loss) from operations ........................................	814	874	(1,565)	3,386
Interest expense:
Interest on outstanding debt ........................................	426	917	1,428	3,010
Amortization of deferred financing costs and discount on debt .........	44	44	133	133
Interest ........................................	19	141	98	390
Other (income) expense, net ........................................	2,990	(1,265)	3,715	1,624

Income (loss) before income taxes ........................................	(2,627)	1,319	(6,743)	(991)
Benefit from income taxes ........................................	(1,612)	(1,846)	(404)	(629)

Net income (loss) ........................................	$(1,015)	$3,165	$(6,339)	$(362)

Net income (loss) loss per share of common stock:
Basic	$(0.02)	$0.06	$(0.11)	$(0.01)
Diluted	$(0.02)	$0.06	$(0.11)	$(0.01)
Weighted average number of common shares outstanding:
Basic and diluted	56,099	55,636	55,993	55,891
Diluted	56,099	56,167	55,993	55,891

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents ........................................	$24,170	$37,978
Accounts receivable, net of allowance of $685 at September 30, 2009 and December 31, 2008 ...................	53,286	67,184
Work in process ........................................	19,589	17,893
Other current assets ........................................	9,250	9,615

Total current assets ........................................	106,295	132,670
Property and equipment, net ........................................	12,721	14,077
Goodwill ........................................	9,675	9,675
Other intangible assets, net ........................................	15,860	20,000
Other assets ........................................	6,940	7,760

Total assets ........................................	$151,491	$184,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$—	$22
.....................
Accounts payable ........................................	19,243	20,218
Accrued compensation and benefits ........................................	17,576	20,122
Other accrued expenses and current liabilities	25,095	24,868
..............................
Deferred revenue ........................................	8,016	10,277

Total current liabilities ........................................	69,930	75,507
Long-term debt, less current portion ........................................	31,700	55,700
Deferred income taxes, long-term ........................................	529	737
Other long-term liabilities ........................................	11,094	12,568

Total stockholders’ equity ........................................	38,238	39,670

Total liabilities and stockholders’ equity .....................	$151,491	$184,182

Reconciliation of GAAP Net Income (Loss) to Adjusted EPS Comparison to Q3 2008
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended
	September 30, 2009	September 30,
		2008
Net income (loss) ........................................	$(1,015)	$3,165
Amortization of acquisition-related intangible assets ............	1,380	2,104
Merger, restructuring and other charges ........................................	1,340	—
Stock-based compensation ........................................	696	1,209

Adjusted earnings ........................................	$2,401	$6,478
Fully diluted weighted average number of common shares outstanding	57,160	56,167
Adjusted EPS ........................................	$0.04	$0.12

Contact:
Sara Buda
Lionbridge Technologies
(781) 434-6190
sara.buda@lionbridge.com